Exhibit 99.1

For immediate release	For information, contact
First Citizens
Janice C. Burt
Phone: (803) 931-8539
Fax: (803) 312-8850
Email: janburt@firstcitizensonline.com

First Citizens Completes Summit Acquisition

Columbia, SC, July 1, 2005 – On July 1, 2005, First Citizens Bank and Trust Company, Inc. and Summit Financial Corporation, a financial holding company headquartered in Greenville, SC, completed their merger. Summit National Bank, the subsidiary of Summit Financial Corporation, officially has become a division of First Citizens Bank.

The Summit division operates three full-service offices in Greenville and one full-service office in Spartanburg, SC.

J.B. Schwiers, Chief Operating Officer of Summit Bank, commented that the alliance with First Citizens will benefit Summit customers by making expanded banking services and products available to them, while the customer-service orientation they value remains intact. “First Citizens is known for its personalized service, which also is a hallmark of Summit. Our customers can take advantage of the benefits of a larger bank, while they enjoy the same friendly service and the same friendly faces,” Schwiers said. “For the immediate future we will continue to operate Summit’s former branches under Summit’s name, and management and staffing at each former Summit branch will also remain the same.”

Peter Bristow, President and Chief Operating Officer of First Citizens, stated that First Citizens’ presence in the Upstate will be enhanced by the merger with Summit. “In our quest to become South Carolina’s bank of choice, First Citizens has built a strategic alliance that will further strengthen our performance in the key Greenville-Spartanburg markets,” Bristow said. “The commonalities we share – the community banking philosophy driven by a customer-centered culture – allow First Citizens to strategically grow while maintaining the personal touch and urgent service that define our bank.”

First Citizens Bancorporation, Inc. is the parent company of First Citizens Bank and Trust Company, Inc. and The Exchange Bank of South Carolina, Inc. First Citizens offers services in commercial and retail banking through its 150 offices in South Carolina and its seven offices in Georgia. The Exchange Bank operates four offices in South Carolina. As of March 31, 2005, First Citizens Bancorporation had total consolidated assets of $4.75 billion.

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